                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2



                          CARDIOVASCULAR DYNAMICS, INC.
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                                (NAME OF ISSUER)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   14160K 10 2
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                                 (CUSIP NUMBER)




CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT / / (A FEE IS NOT REQUIRED IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).

                        (CONTINUED ON FOLLOWING PAGE(S))

                              (Page 1 of 5 Pages)

----------------------------------           -----------------------------------
CUSIP NO.          14160K 10 2        13G      Page  2 of 5 Pages
----------------------------------           -----------------------------------

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    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ENDOSONICS CORPORATION
                      68-0028500
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /    (b) / /
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    3        SEC USE ONLY

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    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      DELAWARE
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                                 5       SOLE VOTING POWER
                                             4,040,000
    NUMBER                      ------------------------------------------------
      OF                          6       SHARED VOTING POWER
    SHARES                                   0
 BENEFICIALLY                   ------------------------------------------------
   OWNED BY                       7       SOLE DISPOSITIVE POWER
   REPORTING                                 4,040,000
    PERSON                      ------------------------------------------------
     WITH                         8       SHARED DISPOSITIVE POWER
                                             0
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    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                      4,040,000
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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      45.18%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages


ITEM 1(a)      NAME OF ISSUER:

               Cardiovascular Dynamics, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               13900 Alton Parkway, Suite 122
               Irvine, California 92718


ITEM 2(a)      NAME OF PERSON FILING:

               Endosonics Corporation


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               2870 Kilgore Road
               Rancho Cordova, California 95670


ITEM 2(c)      CITIZENSHIP:

               Delaware


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock


ITEM 2(e)      CUSIP NUMBER:

               00029264K1

                                                               Page 4 of 5 Pages



ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES
            13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING
            IS A:

            Not Applicable


ITEM 4.     OWNERSHIP.

            See Rows 5 through 11 of Cover Page.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable


ITEM 10.    CERTIFICATION.

            Not Applicable

                                                               Page 5 of 5 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997

                                         ENDOSONICS CORPORATION


                                         By:      /s/ Donald Huffman
                                                  ------------------------------
                                         Name:    Donald Huffman
                                         Title:   Chief Financial Officer